Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
January 16, 2008	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES QUARTERLY DIVIDEND

GREELEY, Colo. — January 16, 2008 — UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announces that its Board of Directors declared a quarterly dividend payment, at the rate of $0.225 per share, payable on February 15, 2008, to stockholders of record as of the close of business on February 1, 2008.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop products in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemicals, fertilizer, and seed to farmers, commercial growers, and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom fertilizer blending, seed treatment, inventory management, and custom applications of crop inputs.  United Agri Products maintains a comprehensive network of approximately 370 distribution and storage facilities and three formulation plants, strategically located in major crop-producing areas throughout the United States and Canada.  Additional information can be found on the company’s website, www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases.  These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business including the fiscal 2008 earnings per share guidance, its liquidity and capital resources and the other non-historical statements in this press release.  These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management.  When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its senior secured credit facility, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, its ability to build upon its distribution network through ongoing acquisitions, and other risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on April 26, 2007, and in the other documents the company files with the Securities and Exchange Commission from time to time.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400